Exhibit 99.4

COUCHBASE, INC.
2021 EQUITY INCENTIVE PLAN
AMENDMENT TO RESTRICTED STOCK UNIT AGREEMENT
This Amendment (the “Amendment”) to Restricted Stock Unit Agreement is made as of the date set forth below (the “Effective Date”) by [NAME] (“Participant”) and Couchbase, Inc. (the “Company”).
WHEREAS, on January 26, 2022, the Company granted to Participant an Award of Restricted Stock Units with vesting subject to satisfaction of certain performance conditions (“PSUs”) under the Company’s 2021 Equity Incentive Plan (the “Plan”) subject to a Restricted Stock Unit Agreement (each such agreement, a “PSU Agreement”).
WHEREAS, Participant and the Company desire to amend the PSU Agreement to modify the specified performance conditions for vesting.
NOW, THEREFORE, Participant and the Company agree that the PSU Agreement is hereby amended as follows:
A. Amendment of Performance Vesting Appendix. Effective as of the Effective Date, the Performance Vesting Appendix attached to the Notice of Restricted Stock Unit Grant is hereby restated in its entirety to read as follows:
PERFORMANCE VESTING APPENDIX
This Performance Vesting Appendix sets forth the vesting terms for the performance-based Restricted Stock Units set forth in the Notice of Restricted Stock Unit Grant (the “PSUs”).
1.Performance Period. The “Performance Period” shall mean the period beginning on February 1, 2023 and ending on January 31, 2028.
2.Eligible PSUs. PSUs become eligible to vest (and thus become “Eligible PSUs”) based upon achievement of the Capella CARR Goal (as to 30% of the PSUs) or the Rule of 40 Goals (as to 70% of the PSUs) during the Performance Period. In no event will the total number of Eligible PSUs exceed the Number of Restricted Stock Units set forth in the Notice of Restricted Stock Unit Grant to which this appendix is appended (the “Notice”)
3.Capella CARR Goal. Upon the determination of the Administrator that, for any fiscal quarter of the Company occurring during the Performance Period, the Company’s committed annualized recurring revenue from customers who pay for Capella credit, excluding on-demand fees (“Capella CARR”) represents 20% or more of the Company’s total committed annualized recurring revenue from all sources (“Total CARR”) (such goal, the “Capella CARR Goal”), then 30% of the PSUs shall become Eligible PSUs. For this Capella CARR Goal, PSUs may only become eligible to vest once during the Performance Period. If this Capella goal is not attained at any time during the Performance Period, then the PSUs subject to satisfaction of this goal will not become eligible to vest.

4.Rule of 40 Goals. Upon the determination of the Administrator that, at any time during the Performance Period, the Company achieves a “Rule of 40” outcome of the amounts set forth in the table below (the “Rule of 40 Goals”) for a Look Back Period (as defined below) that ends within the Performance Period (including on the last day of the Performance Period), then a percentage of the PSUs set forth in the table below shall become Eligible PSUs.

“Rule of 40” Outcome	Percent of PSUs Eligible
5	23.33%
15	23.33%
25	23.34%

The Company’s “Rule of 40” outcome at any time will be calculated based on the sum of (i) the Company’s Revenue Growth Rate, as defined below, expressed as a percentage and (ii) the Company’s Free Cash Flow Margin Rate, as defined below, expressed as a percentage.
Revenue Growth Rate shall be calculated by dividing (i) an amount calculated as the excess of (A) the Company’s revenue over the immediately preceding four consecutive fiscal quarters (“Look Back Period”) over (B) the Company’s revenue for the four consecutive fiscal quarters that immediately precedes the Look Back Period, by (ii) the Company’s revenue for the four consecutive fiscal quarters that immediately precedes the Look Back Period.
Free Cash Flow Margin Rate shall be calculated as the Company’s free cash flow, excluding non-GAAP items, for the Look Back Period divided by the Company’s revenue for the Look Back Period.
For each Rule of 40 Goal set forth in the table above, PSUs can only become eligible to vest once during the performance period. Attainment of a “Rule of 40” outcome in between two of the goals set forth in the table will satisfy only the lesser of the two goals. Attainment of a “Rule of 40” outcome that equals or exceeds more one of the goals not previously attained during the Performance Period will result in PSUs becoming eligible to vest under all goals equaled or exceeded. If any of the Rule of 40 Goals is not attained during the Performance Period, then the PSUs subject to satisfaction of that goal will not become eligible to vest.
By way of example: if the Administrator determines that the Company has achieved an outcome of 12 at any time during the Performance Period, 23.33% of the PSUs shall become Eligible PSUs. If the Administrator then determines that the Company has achieved an outcome of 14 at a subsequent time during the Performance Period, no additional PSUs will become Eligible PSUs. If the Administrator then determines that the Company has achieved an outcome of 25 at a subsequent time during the Performance Period, an additional 46.67% of the PSUs shall become Eligible PSUs (e.g., both the 15 and the 25 Rule of 40 Goals were achieved).
5.Revenue and CARR. For purposes of the Capella CARR Goal and the Rule of 40 Goal, revenue shall be determined according to GAAP, and committed annual recurring revenue for any fiscal quarter shall be determined in the manner reported in the Company’s financial statements as “annual recurring revenue” in that fiscal quarter.

6.Time-Based Vesting. Each PSU that becomes an Eligible PSU, if any, will vest on the first Quarterly Vesting Date following the Administrator’s determination of eligibility, subject to Participant’s continuing to be a Service Provider through such date. In the event Participant ceases to be a Service Provider for any or no reason before Participant vests (e.g., based on the PSU becoming an Eligible PSU and service through the first Quarterly Vesting Date thereafter) in any PSU, the PSU and Participant’s right to acquire any Share thereunder will immediately terminate unless otherwise determined by the Administrator. A “Quarterly Vesting Date” is the first trading day on or after each of March 15, June 15, September 15 and December 15.
7.Change in Control. In the event of a Change in Control within the meaning the Plan, that occurs during the Performance Period at a time when Participant remains a Service Provider, then:
(a) All PSUs that have not previously become Eligible PSUs will become Eligible PSUs immediately prior to such Change in Control. In this event, the PSUs that become Eligible PSUs in connection with such Change in Control will vest immediately prior to such Change in Control as to 1/12 of such Eligible PSUs for each Quarterly Vesting Date that has occurred prior to such Change in Control following March 15, 2023, subject to Participant’s continuing to be a Service Provider through the date of such Change in Control, and, if there continue to be any remaining unvested Eligible PSUs, then 1/12 of such Eligible PSUs shall vest on each Quarterly Vesting Date that occurs on or following such Change of Control, up to but not exceeding 100% of such PSUs, subject to Participant’s continuing to be a Service Provider through the applicable vesting date. For the avoidance of doubt, any Eligible PSUs that remain unvested following a Change in Control will be considered unvested time-based awards and eligible for accelerated vesting in a CIC-Qualified Termination under the Company’s Change in Control and Severance Policy.
(b) In addition, any PSUs that became Eligible PSUs prior to the Change in Control but have not vested immediately prior to such Change in Control shall vest immediately prior to such Change in Control, subject to Participant’s continuing to be a Service Provider through the date of such Change in Control.
B. Full Force and Effect. To the extent not expressly amended hereby, the PSU Agreement remains in full force and effect.
C. Entire Agreement. This Amendment, together with the PSU Agreement (to the extent not amended hereby), and the Plan, represents the entire agreement of the parties and shall supersede any and all previous contracts, arrangements or understandings between the parties with respect to the award of PSUs.
D. Governing Law. This Amendment will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).
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IN WITNESS WHEREOF, this Amendment has been accepted and agreed to by:
PARTICIPANT          COUCHBASE, INC.

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